Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement is entered into this 2nd day of February, 2005, by and between Dominion Homes, Inc. (hereinafter called the “Company”) and Terrence R. Thomas (hereinafter called the “Employee”).

WHEREAS, the Employee has been employed by the Company since June 22, 2004, and currently serves as the Company’s Chief Financial Officer and Senior Vice President of Finance; and

WHEREAS, the Company desires to continue an employment relationship with Employee and to retain the services of the Employee in the same position; and

WHEREAS, the Employee desires to continue his employment with the Company in this position; and

WHEREAS, the parties desire to set forth the terms of Employee’s continued employment with the Company;

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the adequacy of which is agreed to by the parties, the Company and the Employee hereby mutually agree as follows:

1. Employment and Duties. The Company hereby continues to employ the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms and conditions hereinafter set forth. The Employee shall serve the Company as Chief Financial Officer and Senior Vice President of Finance. In such capacity, the Employee shall have all powers, duties, and obligations as are normally associated with such position. The Employee shall further perform such other duties related to the business of the Company as may from time to time be reasonably requested of him by the President or CEO. The Employee shall devote all of his skills, time, and attention solely and exclusively to said position and in furtherance of the business and interests of the Company. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Company; provided, however, that the Employee shall not be precluded from (a) reasonable participation in community, civic, charitable or similar organizations; (b) personal investments in publicly traded corporations of less than 1% of the total shares of such corporations; or (c) personal investments in any amount in securities issued by the Company.

2. Term of Employment. This Agreement shall be effective upon execution by both parties and approval by the Company’s Board of Directors (the “Board”). The term of employment shall begin, or be deemed to have begun, on January 1, 2005 (the “Effective Date”). It shall continue through the three-year period ending on the day before the third anniversary date of the Effective Date, subject, however, to prior termination or to extension, as herein provided.

3. Compensation. For such services, the Employee shall receive an initial annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00), less applicable taxes and deductions, which may be increased, but not decreased without the Employee’s written consent, by the Compensation Committee of the Board (the “Committee”) during the term of this Agreement. In the event that the Committee increases the Employee’s initial base salary, the amount of the initial base salary, together with any increase(s), shall be his base salary. Said base salary shall be payable in equal installments in accordance with the Company’s regular payroll practices. In addition, the Employee shall be included in the Company’s annual incentive compensation program, which may be amended by the Company, on a calendar year basis, during the term of this Agreement (and any extensions thereof).

4. Fringe Benefits. The Company shall further provide the Employee with such health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays, perquisites, and other fringe benefits of employment as the Company may provide from time to time to actively employed executives of the Company who are similarly situated. The Company shall also provide the Employee with the opportunity to participate in the Company’s Supplemental Executive Retirement Plan, in such manner and at such level as the Company shall determine, and in accordance with the terms of a separate agreement between the Company and Employee. Notwithstanding the preceding provisions of this Paragraph 4, during the term of this Agreement (including extensions thereof), the Employee shall be entitled to a minimum of four (4) weeks of vacation per year and other fringe benefits as set forth in the Company’s written offer of employment dated May 7, 2004. Further, notwithstanding any provision contained in this Agreement, the Company may discontinue or terminate at any time any employee benefit plan or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan and shall not be required to compensate the Employee for such discontinuance or termination.

Employee acknowledges that he has already been paid an initial signing bonus of $100,000, less applicable taxes and deductions. By January 31, 2005, the Company will pay Employee an additional and final signing bonus of $200,000, less applicable taxes and deductions.

5. Extension of Term of Agreement. The Company and the Employee agree that the Company’s Board of Directors (or the Committee) shall, based upon recommendations of the Company’s President or CEO, review the Employee’s performance with the intent that, if the Employee’s performance so warrants, the Board may, in its sole discretion, extend the term of this Agreement for additional three-year periods. By December 31, 2005, or, in the event that this Agreement is extended as provided for in this section, by December 31 of the first year of any extension period, the Board shall notify the Employee of its decision whether to grant an extension of this Agreement for an additional three-year period. To the extent that the Board fails to notify the Employee, on or before the date described in the preceding sentence, of the extension of the term of this Agreement, the term of this Agreement shall be automatically extended for an additional three-year period. By way of illustration of this Paragraph 5, if, by December 31, 2005, the Board notifies the Employee that it intends to grant an extension of the term of this Agreement (or, if by such date, the Board fails to notify the Employee that it does not intend to grant such an extension), the term of this Agreement shall be extended for an additional three-year period beginning on January 1, 2006, and ending on December 31, 2008. The first day of the extension shall be deemed the Effective Date for the Agreement, as extended. This Agreement shall be subject to extension in the manner set forth in this paragraph for additional three-year periods on the first anniversary date of the Effective Date of the immediately preceding extension. Each extension of this Agreement will be treated as a new Agreement and will supercede all prior employment contracts, including those that have not expired by their terms.

6. Termination of Employment.

a. Termination of Employment Other Than by Employee. The Employee’s employment hereunder may be terminated by the Company. However, the Company shall be deemed to have terminated the employment for “cause” only upon the following:

i. Any unauthorized material disclosure by the Employee of the Company’s business practices or accounts to a competitor.

ii. Willful and wrongful misappropriation by the Employee of funds, property, or rights of the Company.

iii. Willful and wrongful destruction of business records or other property by the Employee.

iv. Conviction of the Employee of a felony involving knowing, willful or reckless misconduct or, as the result of a plea bargain, conviction of the Employee of a misdemeanor; provided, the Employee was originally charged (prior to the plea bargain) with a felony involving knowing, willful or reckless misconduct.

v. Gross and willful misconduct by the Employee which results in serious damage to the Company.

vi. The Employee’s material breach of, or inability to perform his obligations under, this Agreement other than by reason of Disability.

b. Termination of Employment by Employee. The Employee may terminate his employment at any time. However, he shall be deemed to have terminated his employment for “Good Reason” only if he terminates his employment by giving Notice of Termination pursuant to Paragraphs 6(d) and 6(e)(iii) within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within ten (10) days following its receipt of the Employee’s Notice of Termination):

i. The Employee’s base salary is reduced for any reason other than in connection with the termination of his employment.

ii. For any reason other than in connection with the termination of the Employee’s employment, the Company materially reduces any fringe benefit provided to the Employee under Paragraph 4 below the rate of such fringe benefit provided generally to other actively employed similarly situated executives of the Company, unless the Company agrees to fully compensate the Employee for any such material reduction, either through an adjustment to another fringe benefit or otherwise.

iii. Without his consent, the Company permanently assigns the Employee to duties that are materially inconsistent in any respect with his position (including, without limitation, his status, office, and title), authority, duties or responsibilities as set forth by Paragraph 1, (but excluding any other duties related to the business of the Company reasonably requested of him by the President or CEO) or takes any other action that results in a permanent and material diminution in such position, authority, duties, or responsibilities.

iv. The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement.

c. Termination of Employment Upon Death or Disability of the Employee. The Employee’s employment hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, “Disability” means the inability of the Employee due to illness, accident, or otherwise, to perform his duties for the period of time during which benefits are payable to the Employee under the Company’s Short-Term Disability Plan, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his legal representative), provided that the Employee does not return to work on a substantially full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Paragraphs 6(d) and 6(e)(ii).

d. Notice of Termination. Any termination of the Employee’s employment by the Company hereunder, or by the Employee other than termination upon the Employee’s death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

e. Date of Termination. “Date of Termination” means:

i. If the Employee’s employment is terminated by his death, the date of his death.

ii. If the Employee’s employment is terminated by the Company as a result of Disability pursuant to Paragraph 6(c), the date that is thirty (30) days after Notice of Termination is given, which will be deemed to have been given coincident with expiration of benefits under the Company’s Short-Term Disability Plan; provided the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty- (30-) day period.

iii. If the Employee terminates his employment for Good Reason pursuant to Paragraph 6(b), the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure such event during that ten- (10-) day period).

iv. If the Employee terminates his employment other than for Good Reason, the date that is two (2) weeks after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

v. If the Employee’s employment is terminated by the Company either for Cause pursuant to Paragraph 6(a) or other than for Cause, the date on which the Notice of Termination is given.

7. Amounts Payable Upon Termination of Employment or During Disability.

a. Death. If the Employee’s employment is terminated by his death, the Employee’s beneficiary (as designated by the Employee in writing with the Company prior to his death) shall be entitled to the following payments and benefits: (i) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (ii) a pro rata award under the incentive compensation program which is applicable to the Employee at the time of his death, with proration based on service completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Employee’s employment not terminated; and (iii) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4. In the absence of a beneficiary designation by the Employee, or, if the Employee’s designated beneficiary does not survive the Employee, benefits described in this Paragraph 7(a) shall be paid to the Employee’s estate.

b. Disability.

i. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Employee shall continue to receive his base salary at the rate then in effect for such period until his employment is terminated pursuant to Paragraph 6(c); provided, however, that payments of base salary so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of base salary.

ii. Upon his termination of employment because of Disability [as described in Paragraph 6(c)], the Employee shall be entitled to the following payments and benefits (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (B) a pro rata award under the incentive compensation program which is applicable to the Employee at the time of his Disability, with proration based on service completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Employee’s employment not terminated; and (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4. In the event of the Employee’s death prior to the time that all payments described in Paragraph 7(b)(ii) have been completed, such payments and benefits shall be paid to the Employee’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Employee, to the Employee’s estate.

c. Termination by Company Without Cause, or Termination by Employee for Good Reason. In the event that the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason before the expiration of the term of this Agreement, including any extension thereof, the Employee shall be entitled to the following payments and benefits:

i. (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (B) a pro rata award under the incentive compensation program which is applicable to the Employee as of the Date of Termination, with proration based on service completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Employee’s employment not terminated; and (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4.

ii. Beginning on the Date of Termination, payments equal to twelve (12) months of the base salary applicable to the Employee on the Date of Termination. The Company may make such payments through its ordinary payroll process, or may make such payments in separate, equal amounts no less frequently than monthly.

iii. Within thirty (30) days after the Date of Termination, a lump sum cash payment equal to eighteen (18) months of the premium applicable to the Employee on the Date of Termination for the Employee and his family (provided the Employee had family coverage on the Date of Termination) under the Company’s group health plan.

In the event of the Employee’s death prior to the time that all payments described in Paragraph 7(c) have been completed, such payments and benefits shall be paid to the Employee’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Employee, to the Employee’s estate.

d. Termination by Employee Other Than for Good Reason, or Termination by Company for Cause. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

i. Any base salary (but not incentive compensation) that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination.

ii. Any other rights and benefits (if any) provided under plans and programs of the Company (excluding any incentive compensation program), determined in accordance with the applicable terms and provisions of such plans and programs.

In the event of the Employee’s death prior to the time that all payments described in Paragraph 7(d) have been completed, such payments and benefits shall be paid to the Employee’s beneficiary [as designated pursuant to Paragraph 7(a)], or, in the absence of a beneficiary designation or if the designated beneficiary does not survive the Employee, to the Employee’s estate.

e. No Duty to Mitigate Damages. After any Date of Termination, the Employee shall have no obligation to seek other employment, but, subject to the restrictions imposed by Paragraph 10, shall have the right to be otherwise employed, and any compensation of any type whatsoever received by the Employee in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Agreement.

8. Change In Control.

a. Occurrence of Change in Control. Immediately upon the occurrence of a “Change in Control,” the Employee shall become fully vested in all employee benefit programs (other than any tax qualified retirement plan, the Employee’s interest in which shall vest in accordance with such plan’s terms), including without limitation, all stock options in which he was a participant at the time of the Change in Control. For purposes of this Agreement, the term “Change in Control” means the occurrence of the first of any of the following events:

i. Douglas Borror and David Borror both cease to be members of Company’s Board of Directors; or

ii. Any direct or indirect acquisition by a “person,” including a “group” [as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Act”)] after which the “person” or “group” is the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 40 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that “person” or “group” will not include [a] the Company, [b] any entity under common control with the Company [within the meaning of Section 414 of the Internal Revenue Code of 1986 (“Code”)], [c] BRC Properties Inc. or any of its shareholders or members of the family [as defined in Code §318] of Donald Borror or [d] any employee benefit plan of any entity described in Section [2][a], [b] and/or [c] of this definition; or

iii. The adoption or authorization by the shareholders of the Company of a definitive agreement or a series of related agreements [a] for the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of that merger or other business combination own less than 50 percent of the voting power in the entity immediately after the effective date of that merger or other business combination; or [b] for the sale or other disposition of all or substantially all of the assets of the Company; or

iv. The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company.

b. Termination of Employment. If, at any time within two (2) years following a Change in Control, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, the provisions of this Paragraph 8(b) shall be applicable, instead of the provisions of Paragraph 7(c). To the extent that the provisions of this Paragraph 8(b) are applicable, the Employee shall be entitled to the following payments and benefits:

i. (A) any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed — all, as of the Date of Termination; (B) a pro rata award under the incentive compensation program which is applicable to the Employee as of his Date of Termination, with proration based on service completed during the calendar year for which the award is determined, and payable when the award would have been paid had the Employee’s employment not terminated; and (C) any benefit following termination of employment for which he may be eligible under the terms of the fringe benefit plans, policies and programs described in Paragraph 4; provided all cash payments required under such paragraph shall be made within five (5) calendar days of the Date of Termination;

ii. The lump sum payment, as described in Paragraph 7(c)(iii); except that such cash payment shall be made within five (5) calendar days of the Date of Termination;

iii. A single lump sum payment, payable within five (5) calendar days of the Date of Termination, equal to two (2) times the Employee’s annual base salary in effect upon the Date of Termination; and

iv. Reimbursement of all expenses incurred by the Employee through the use of any executive out-placement services to assist him to seek other employment, which shall include, but not be limited to (A) secretarial services, use of an office, phone, office supplies and office services comparable to the level of such services and supplies available to the Employee prior to the Date of Termination and (B) all unreimbursed travel expenses incurred by the Employee to seek other employment up to a maximum amount of Five Thousand Dollars ($5,000).

9. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the

Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

10. Noncompetition Covenant. The Employee agrees that, during the term of this Agreement, including any extension thereof, and for a period of one (1) year thereafter, he shall not:

a. Anywhere in the State of Ohio or in any other state in which the Company is then conducting business, without the written consent of the Company, provide advice with respect to, engage in or directly or indirectly supervise or assist the provision of any service or sale of any product which competes with any service or product of the Company; or

b. Anywhere in any state, accept employment with, provide advice to, or engage in or directly or indirectly supervise or assist the provision of any service or sale of any product by any person, company, partnership, corporation or other entity which builds homes, develops land, or otherwise competes with the Company in any market, city or area in which the Company then conducts business; or

c. Solicit any customer or supplier of the Company on behalf of any business entity that competes with a service or a product of the Company; or

d. Hire or attempt to hire any employee of the Company, including but not limited to encouraging any such employee to terminate his or her employment with the Company.

Any breach of these Covenants shall be treated the same as a termination by the Company for Cause.

The restrictions on competition provided herein may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 10 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 10.

If the scope of any restriction contained in this Paragraph 10 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11. Confidential Information. The Employee shall hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge, and data relating to the Company, that shall have been obtained by the Employee during his employment with the Company and that is not public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). During and after termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Employee’s failure to provide such information, knowledge, or data would subject the Employee to criminal or civil sanctions.

The restrictions imposed on the release of information described in the preceding paragraph may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 11 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 11.

If the scope of any restriction contained in this Paragraph 11 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12. Intellectual Property. The Employee agrees to communicate to the Company, promptly and fully, and to assign to the Company all intellectual property developed or conceived solely by the Employee, or jointly with others, during the term of his employment, which are within the scope of the Company’s business, or which utilized Company materials or information. For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship. The Employee further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents, copyrights or other legal protection as the Company deems fit. Any such intellectual property is to be the property of the Company whether or not patented, copyrighted or published.

13. Assignment and Survivorship of Benefits. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if all or substantially all of the assets or outstanding voting securities of the Company are transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets or securities have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

14. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:	Dominion Homes, Inc.
5000 Tuttle Crossing Boulevard
P.O. Box 5000
Dublin, Ohio 43016-5555
Attn: Chief Executive Officer

If to the Employee:	Terrence R. Thomas
at the most recent address set
forth in the Company’s employment records

15. Indemnification. The Employee shall be indemnified by the Company, to the extent provided in the case of officers under the Company’s Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law.

16. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Employee shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

17. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to the Noncompetition Covenant under Paragraph 10, shall be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

In the event that the Company refuses or otherwise fails to make a payment when due and is ultimately decided that the Employee is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by The Huntington National Bank, and in effect as of the date the payment was first due.

18. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

19. Release and Waiver. Notwithstanding any provision contained elsewhere in this Agreement, the Company shall not be obligated to make payments to the Employee upon the termination of his employment as contemplated herein unless the Employee executes a waiver and release of claims which is acceptable to the Company.

20. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DOMINION HOMES, INC.

By:	/s/ Robert A. Meyer, Jr.
Its:	Senior Vice President and General Counsel

/s/ Terrence R. Thomas
Terrence R. Thomas

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